Exhibit 4.1

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Triumph Bancorp, Inc. ("we" or the “Company”) has registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (1) its common stock and (2) depositary shares representing shares of its 7.125% Series C fixed rate non-cumulative perpetual preferred stock (the “Series C Preferred Stock”). The following description of the capital stock of the Company does not purport to be complete and is subject, in all respects, to applicable Texas law and to the provisions of the Company’s Second Amended and Restated Certificate of Formation (as amended, the “Certificate of Formation”), Second Amended and Restated Bylaws (as amended, the “Bylaws”), and Certificate of Designation for the Series C Preferred Stock, copies of which are filed as exhibits to the Company’s Annual Report on Form 10-K.
Authorized Capital
Our authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share and 1,000,000 shares of preferred stock, par value of $0.01 per share. As of December 31, 2021, there were 25,158,879 shares of common stock issued and outstanding and 45,000 shares of Series C Preferred Stock issued and outstanding, represented by 1,800,000 depository shares, each representing a 1/40th ownership interest in a shares of the Series C Preferred Stock.

Common Stock
Our charter authorizes our board of directors to issue all authorized but unissued shares of common stock without any further stockholder action.

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters on which our stockholders are entitled to vote. Directors are elected by a plurality vote standard in contested elections and a majority vote standard in uncontested elections, and no stockholder has the right to cumulative voting with respect to the election of directors.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our Certificate of Formation, the act of the stockholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of stockholders at which a quorum is present.

Dividend Rights. Subject to the prior rights of holders of any then outstanding shares of our preferred stock, including our Series C Preferred Stock, each share of common stock has equal rights to participate in dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights. Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, including our Series C Preferred Stock, in the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other. Our stockholders have no subscription, sinking fund, conversion or preemptive rights.

Exchange and Trading Symbol. The common stock is listed for trading on the NASDAQ Global Select Market under the symbol “TBK.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EQ Shareowner Services.

Preferred Stock
Our board of directors is authorized to designate and issue shares of preferred stock in one or more series. Subject to the provisions of our Certificate of Formation and limitations prescribed by law, our board of directors has the discretion to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The rights of the holders of the common stock will generally be subject to the rights of the holders of any existing outstanding shares of preferred stock with respect to dividends, liquidation preferences and other matters.
As of December 31, 2021, the Company had authorized 2,070,000 depository shares representing in the aggregate, 51,750 shares of Series C Preferred Stock, with a liquidation preference of $1,000 per share, of which 1,800,000 depository shares and 45,000 shares of Series C Preferred Stock were outstanding,
Series C Preferred Stock
    General. The depositary is the sole holder of the Series C Preferred Stock and all references the holders of the Series C Preferred Stock mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series C Preferred Stock. The holders of the Series C Preferred Stock have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
    The Series C Preferred Stock is perpetual and will not be convertible into shares of the Company’s common stock or any other class or series of the Company’s capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement
Ranking. With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, the Series C Preferred Stock will rank:
•senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution;

•on a parity with each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock with respect to dividends and distributions; and

•junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the statement of designation creating such preferred stock that such series ranks senior to the Series C Preferred Stock (subject to any requisite consents prior to issuance).
Dividends. Dividends on the Series C Preferred Stock are payable only when, as and if authorized and declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds. Dividends accrue at a rate of 7.125% per annum on the liquidation preference of $1,000 per share, payable quarterly, in arrears, on each September 30, December 30, March 30 and June 30. Dividends on the Series C Preferred Stock are non-cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not authorize and declare full cash dividends on the Series C Preferred Stock for a dividend period, that dividend will not accumulate, and we will have no obligation to pay any unpaid dividends for that period, whether or not our board of directors or a duly authorized committee of our board of directors authorizes and declares dividends on the Series C Preferred Stock for any subsequent dividend period.
During any dividend period in which the Series C Preferred Stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside:
•no dividend or distribution will be declared or paid or set aside for payment on any of our junior securities, subject to certain exceptions; and

•no shares of junior or parity securities may be repurchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, subject to certain exceptions, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company.

Redemption. We may redeem the Series C Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after June 30, 2025 or (ii) in whole but not in part, within 90 days following a regulatory capital treatment event (as defined in the Certificate of Designation for the Series C Preferred Stock), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends in any prior dividend period, without accumulation of any undeclared dividends. If we redeem the Series C Preferred Stock, the depositary will redeem a proportional number of depositary shares. Neither the holders of Series C Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series C Preferred Stock.
Any redemption of the Series C Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series C Preferred Stock
Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series C Preferred Stock will be entitled to receive out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of the Series C Preferred Stock (equivalent to $25 per depositary share) plus any authorized and declared but unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series C Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.
Voting. Holders of the depositary shares representing the Series C Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Series C Preferred Stock and certain other matters (e.g., the authorization of any shares of stock senior to the Series C Preferred Stock). In addition, if dividends on the Series C Preferred Stock are not paid in full for at least six quarterly dividend periods or their equivalent, whether or not consecutive, the holders of the Series C Preferred Stock, acting as a single class with any other parity securities having similar voting rights that are then exercisable, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full dividends for at least one year’s worth of dividend periods on the Series C Preferred Stock and any non-cumulative parity securities and all dividends on any cumulative parity securities have been paid in full. Holders of depositary shares must act through the depositary to exercise any voting rights.
Exchange and Trading Symbol. The depository shares representing the Series C Preferred Stock are listed for trading under the NASDAQ Global Select Market under the symbol “TBKCP.”
Registrar and Depository. Equiniti Trust Company.
Anti-takeover Effects
Texas law and certain provisions of our Certificate of Formation and Bylaws may be deemed to have anti-takeover effects and may delay, prevent, discourage or make more difficult unsolicited tender offers or takeover attempts that a stockholder may consider to be in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

No Action by Written Consent Without Unanimous Consent. Under our Certificate of Formation and Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent in lieu of a meeting of stockholders only with the unanimous written consent of our stockholders;

Business Combinations. We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “TBOC”), which provides that, subject to certain exceptions, a Texas corporation such as us may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Stockholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Stockholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Stockholder was approved by the board of directors of the corporation before the Affiliated Stockholder became an Affiliated Stockholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Stockholder, at a meeting of stockholders called for that purpose (and not by written consent), not less than six months after the Affiliated Stockholder became an Affiliated Stockholder. Neither our Certificate of Formation or Bylaws contains any provision expressly providing that we will not be subject to the Texas business combination law. This law may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our stockholders;

Authorized Capital Stock. We have authorized but unissued shares of preferred stock and common stock and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise;

Special Meetings of Stockholders. Our Certificate of Formation and Bylaws provide that a special meeting of stockholders may be called only by our board of directors or the chairman of the board of directors or upon the written request of the holders of not less than 50% of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting;

Board Vacancies. Our Certificate of Formation and Bylaws enable the board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors then in office;

Bylaw Amendments. Provisions in our Certificate of Formation and Bylaws allow our board of directors to amend or repeal the Bylaws by a majority vote of the directors present at a meeting;

Charter Amendments. Texas law requires that stockholders representing two-thirds of the outstanding shares of common stock approve all amendments to our Certificate of Formation and approve mergers and similar transactions;

Advance Notice. The requirement that any stockholders that wish to bring business before our annual meeting of stockholders or nominate candidates for election as directors at our annual meeting of stockholders must provide advance notice of their intent in writing;

Removal of Directors. The vote of no less than the majority of stockholders will be required for stockholders to remove from office a member of our board of directors with cause; and

Board of Directors. Our Certificate of Formation and Bylaws previously provided for our board of directors to be classified into three classes of directors, with the members of one class to be elected each year. On May 10, 2018, our stockholders approved an amendment to our Certificate of Formation pursuant to which, beginning with the 2019 annual meeting of stockholders, directors are elected to hold office for a term of one year, and as of our 2021 annual meeting, our board of directors should be fully declassified and, thereafter, at each annual election of directors, all of our board of directors will be comprised of one class and all such directors will be elected on an annual basis. Our Certificate of Formation and Bylaws also provide for noncumulative voting and a plurality voting standard in the contested elections of directors and a majority voting standard in uncontested elections of directors.
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